EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 6, 2013, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Material Sciences Corporation and subsidiaries on Form 10-K for the year ended February 28, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Material Sciences Corporation and subsidiaries on Forms S-8 (File No. 33-57648, 333-15679, 333-33885, 333-47536, 333-47538, 333-88387, and 333-182734).

/s/ GRANT THORNTON LLP

Chicago, IL

May 6, 2013